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                              ALTAVISTA E-COMMERCE
                           MERCHANT SERVICES AGREEMENT

          THIS ALTAVISTA E-COMMERCE MERCHANT SERVICES AGREEMENT ("Agreement") is made and entered into as of January 24th 2000, by and between BAY MICROCOMPUTERS, [www.shoppingplanet.com], a California corporation, located at 2184 West 190th, Torrance, California 90504 USA ("Merchant"), and ALTAVISTA COMPANY, a Delaware corporation, located at 111 Theory, Irvine, California 92612 USA ("AltaVista"), with regard to Merchant's purchase of user traffic from the AV Platforms. For purposes of this Agreement, "AV Platform" means a generic or customized set of web pages that may operate as a web site, and which may contain any feature that might be desirable on a set of web pages and may be branded using third parties' names or any combination of AltaVista's, Alta Vista's Affiliates (which means any person or entity directly or indirectly controlling, controlled by or under common control with AltaVista) and third parties' names. "User traffic" means page views on the AV Platforms that contain a reference, text or logo link to the Merchant's web site.

MERCHANT LEVEL ELECTION

Merchant elects the Standard Level of participation as indicated below:

/X/       STANDARD MERCHANT LEVEL -- COMPUTER HARDWARE

          - Text link listing on the Merchant Results pages linked to specific products that Merchant sells

          -    Text link listing on Category Page

          PAYMENTS AND REPORTING

          - Merchant shall receive participation at the Standard Merchant Level at no charge, CONTINGENT UPON RECEIPT BY ALTAVISTA OF A SUCCESSFUL MERCHANT DATAFEED, beginning February 1st, 2000 for an unlimited term or until terminated by either party upon thirty
               (30) day prior written notice.

          - Alta Vista shall track the number of click-thrus to Merchant's web site from AV Platforms ("Click-thrus") monthly and report same to Merchant by the tenth (10th) of each month. Merchant shall pay Alta Vista $.50 for each Click-thru. Click-thrus payment shall be capped at fifteen thousand dollars ($15,000.00) per month although the total number of click-thrus may exceed thirty thousand (30,000) per month. Payment is due within thirty
               (30) days of the date of the invoice.

          RECORD KEEPING AND AUDITING

          - Record Keeping. Both parties agree to maintain complete and accurate files, books and records related to its performance of and calculation of amounts due under this Agreement.

          - Audit Rights. Each party will have the right to audit and inspect such files, books and records of account of the other upon reasonable notice during regular business hours, but no more frequently than once each quarter. In the event a discrepancy is found to exist, the party favored by such discrepancy shall be entitled to payment of such amounts. Payment of the auditor will be the responsibility of the initiating party, unless the auditor finds a discrepancy of greater than ten percent (10%), in which case the party responsible for the error shall pay the reasonable costs of the auditor.

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                              TERMS AND CONDITIONS

1. LICENSE. Merchant hereby grants to AltaVista and its Affiliates, under all of Merchant's intellectual property rights, a worldwide, non-transferable, non-exclusive license, during the term of this Agreement, to use, adapt, reproduce, transmit, publicly display, publicly perform, store, copy and distribute Merchant's logos, trademarks, tradenames, service marks and other intellectual property used in connection with this Agreement. Notwithstanding the foregoing, Merchant acknowledges that the use of its logos, trademarks, tradenames, service marks and other intellectual property referenced in this Agreement is limited to the use licensed in this Agreement.

2.   POSITIONING. This Agreement specifies Merchant as a Standard Merchant
     Level.

3. PAYMENT. Merchant agrees to pay all fees, agency commissions and taxes related to its placement as a Premium, Preferred and/or Standard Merchant on the AV Platforms, when due and as set forth in this Agreement. If an agent acts on your behalf in connection with this Agreement, you remain responsible for payments and other obligations, and you will be deemed to receive any refunds, notices and other documents or information from AltaVista when received by your agent.

4. TAXES. Merchant is solely liable for any tax, levy or other fee relating to the placement of the logos, trademarks, tradenames, service marks and other intellectual property within the AV Platforms.

5. REPRESENTATIONS AND WARRANTIES. Merchant represents and warrants that (i) it has obtained all necessary consents and licenses, and has full authority to grant the licenses contained in this Agreement; and (ii) the Merchant's logos, trademarks, tradenames, service marks and other intellectual property do not, and their placement within the AV Platforms in accordance with this Agreement will not: (a) violate any international, federal, state or local law or regulation; (b) infringe any copyright, trademark, trade secret or other intellectual property rights of any third party; (c) in any way misappropriate any party's name or likeness, or violate any party's right of privacy, publicity, or any other right of any third party; or (d) contain any material which is unlawful, harmful, abusive, hateful, obscene, threatening, libelous or defamatory.

6. PLACEMENT; RESERVATION OF RIGHT. AltaVista and/or its Affiliates will place Merchant's logos, trademarks, tradenames, service marks and/or other intellectual property within the AV Platforms as specified in this Agreement and/or as mutually agreed by the parties from time to time, in writing. Nevertheless, AltaVista and its Affiliates reserve the right, in their sole discretion, to reject or remove Merchant's logos, trademarks, tradenames, service marks and/or other intellectual property, if AltaVista and/or its Affiliates reasonably believes that such logos, trademarks, tradenames, service marks and/or other intellectual property might violate any of Merchant's representations under this Agreement, or might fail to conform to the operating policy of AltaVista and/or its Affiliates.

7. INDEMNITY. Merchant agrees to indemnify, defend and hold harmless AltaVista, its Affiliates and each of their respective shareholders, officers, directors, employees and agents, from and against any and all losses, liabilities, injuries, damages, reasonable attorneys' fees and other costs and expenses incurred in connection with any breach of Merchant's representations under this Agreement.

8. LIMITATION OF LIABILITY. AltaVista's liability, and the liability of its Affiliates, in connection with this Agreement and the publication of logos, trademarks, tradenames, service marks and other intellectual property by or on behalf of AltaVista and its Affiliates shall be limited to the fees paid by Merchant under this Agreement. AltaVista's inability to perform any of its obligations under this Agreement due to any cause beyond AltaVista's control will not constitute a breach of this Agreement, and AltaVista's obligations hereunder will be suspended during the time period during which any such force majeure event occurs. If AltaVista is unable to place the logos, trademarks, tradenames, service marks and other intellectual property in accordance with the agreed schedule set forth in this Agreement because of act or omission by Merchant or Merchant's agents, AltaVista shall still be entitled to full and timely payment of all fees relating to the services performed under this Agreement. IN NO EVENT SHALL ALTAVISTA BE LIABLE TO MERCHANT FOR ANY LOST REVENUES OR PROFITS, OR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR ITS TERMINATION.

9. CONFIDENTIALITY. AltaVista and Merchant agree that for the purposes of fulfilling the terms of this Agreement, any Confidential Information ("Confidential Information" means that information which a proprietary in nature and would be harmful if disclosed to a third party) shall only be disclosed to employees, subcontractors and consultants that have a need to know such Confidential Information.

10. TERM; TERMINATION. This Agreement shall be effective February 1st, 2000 and shall continue in full force and effect unless terminated by either party upon thirty (30) days prior written notice. In addition, AltaVista may terminate this Agreement early and remove the logos, trademarks, tradenames, service marks and other intellectual property from the AV Platforms immediately if AltaVista reasonably believes that such logos, trademarks, tradenames, service marks and other intellectual property violate any of Merchant's representations under this Agreement. All fees and other charges incurred through the date of termination shall be due upon termination.

11. GOVERNING LAW. This Agreement shall be governed by the laws of the State of California, excluding choice of law provisions.

12. PUBLICITY. Neither party will make any public statement, press release, or other announcement relating to the terms of, or existence of this Agreement without the prior written approval of the other. If the parties agree to issue an initial press release regarding the relationship between AltaVista and Merchant, the timing and wording will be mutually agreed upon.

13. MISCELLANEOUS. The AltaVista E-Commerce Merchant Services Agreement includes those Terms and Conditions which constitutes the entire agreement between Merchant and AltaVista as to its subject matter, and may not be modified, except by a written document that is duly signed by each party's authorized representative. If any term of this Agreement is found to be void or unenforceable to any extent for any reason, all remaining terms and provisions of this Agreement shall remain in full force and effect. This Agreement shall be binding upon the parties' respective successors and permitted assigns. Neither party may assign this Agreement and/or any of its rights and/or obligations hereunder without the prior written consent of the other party (which shall not be unreasonably withheld or delayed) and any such attempted assignment shall be void, except that either party may assign this Agreement and any of its rights or obligations to its subsidiaries or other affiliates or, in connection with any merger, sale of assets or other reorganization transaction, to any other third party without the consent of the other party. This Agreement shall inure to the benefit of AltaVista's Affiliates.


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          IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date written above.

ALTAVISTA COMPANY                             BAY MICROCOMPUTERS

By:      /s/ LARRY ASSELIN                    By:      /s/ JESSE COHEN
         -----------------                             ---------------
Name:    Larry Asselin                        Name:    Jesse Cohen

Title:   Vice President, E-Commerce Sales &   Title:   President
         Strategic Partnerships
Date:    January 24, 2000                     Date:    1/24/00


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